EXHIBIT 10.1
Execution Copy

Published CUSIP Number: 278645AA4

AMENDMENT AGREEMENT
dated as of August 2, 2007
among
EBAY INC.
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto
WELLS FARGO BANK, N.A.,
as Syndication Agent
BANC OF AMERICA SECURITIES LLC,
and
WELLS FARGO BANK, N.A.,
As Joint Lead Arrangers and Joint Book Managers

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment”) is entered into as of August 2, 2007 among EBAY INC., a Delaware corporation (the “Borrower”), the several financial institutions party hereto (each a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower, the Lenders party thereto and the Administrative Agent entered into a Credit Agreement dated as of November 7, 2006 (as in effect as of the date of this Amendment, the “Credit Agreement”).

The Borrower has requested that the Lenders agree to certain amendments to the Credit Agreement, and the Lenders have agreed to such request, subject to the terms and conditions of this Amendment.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.  Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each term used herein (including in the Recitals hereof) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

(b) As used herein, “Amendment Documents” means this Amendment, the Notes to be delivered hereunder and the Credit Agreement (as amended by this Amendment).

(c) Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference contained in the Credit Agreement, and each reference to “the Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (as defined in Section 2) refer to the Credit Agreement as amended hereby.

(d) The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment.

2.  Amendments to Credit Agreement.  Subject to the terms and conditions hereof, the Credit Agreement is amended as follows, effective as of the date of satisfaction of the conditions set forth in Section 4 (the “Effective Date”):

(a)  Amendments to Article I of the Credit Agreement.

(1) The term “Notes” defined in Section 1.01 of the Credit Agreement shall include from and after the Effective Date the Notes delivered under this Amendment.

(2) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to provide as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

	Applicable Rate

Pricing		Commitment	Eurodollar
Level	Consolidated Leverage Ratio	Fee	Rate +

1	≤1.00:1.00	0.04%	0.20%
2	>1.00:1.00 but ≤1.50:1.00	0.05%	0.25%
3	>1.50:1.00 but ≤2.00:1.00	0.06%	0.30%
4	>2.00:1.00 but ≤2.50:1.00	0.08%	0.40%
5	>2.50:100	0.10%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall continue to so apply through the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). The Applicable Rate in effect from as of the Closing Date shall be determined based upon Pricing Level 1.”

(3) The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is amended in its entirety to provide as follows:

“Maturity Date” means the later of (a) November 7, 2012 and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

(b)  Amendment to Schedule 2.01 of the Credit Agreement.  Schedule 2.01 of the Credit Agreement is replaced in its entirety by Schedule 2.01 of this Amendment.

(c)  Amendments to Article II of the Credit Agreement.

(1) Notwithstanding anything to the contrary in the Credit Agreement, after the Effective Date the Borrower shall be permitted only one additional extension request under Section 2.12 of the Credit Agreement.

(2) After giving effect to the increases in the Aggregate Commitments to $2,000,000,000 occurring on the Effective Date, the Borrower may again utilize the increase option pursuant to Section 2.13 of the Credit Agreement to request from time to time an increase in the Aggregate Commitments by an amount (for all such requests after the Effective Date) not exceeding $1,000,000,000, in accordance with the terms and conditions of said Section 2.13.

(d)  Amendment to Article VII of the Credit Agreement.  Section 7.06 of the Credit Agreement is amended in its entirety to provide as follows:

“7.06 Financial Covenant. The Borrower shall not permit its Consolidated Leverage Ratio, as determined as of the end of any fiscal quarter of the Borrower, to be greater than 3:00 to 1:00.”

(e)  Amendment to Exhibit C of the Credit Agreement.  Exhibit C of the Credit Agreement is replaced in its entirety by Annex I attached to this Amendment.

3.  Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) No Default has occurred and is continuing (or would result from the amendments of the Credit Agreement contemplated hereby).

(b) The execution, delivery and performance by the Borrower of the Amendment Documents have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity.

(d) All representations and warranties of the Borrower contained in the Credit Agreement that are qualified by materiality are true and correct and after giving effect thereto, and that are not qualified by materiality are true and correct in all material respects (except, in each case, to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that (i) for purposes of this Section 3(d) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and

(ii) this Section 3(d) shall take into account any amendments to the Schedules to the Credit Agreement and other disclosures made in writing by the Borrower to the Administrative Agent and the Lenders after the Closing Date and approved by the Administrative Agent and the Required Lenders).

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent and the Lenders or any other Person.

4.  Conditions of Effectiveness.

(a) The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(1) The Administrative Agent shall have received from the Borrower and each of the Lenders (i) a duly executed original (or, if elected by the Administrative Agent, an executed facsimile copy) of this Amendment ; and (ii) if requested by any Lender, a Note (or replacement Note) substantially in the form of Exhibit B to the Credit Agreement.

(2) The Administrative Agent shall have received evidence of payment by the Borrower of all fees, costs and expenses due and payable as of the Effective Date hereunder and under the Credit Agreement, including any fees arising under or referenced in Section 5 of this Amendment and any costs and expenses payable under Section 7(g) of this Amendment (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, to the extent invoiced on or prior to the Effective Date).

(3) The Administrative Agent shall have received from the Borrower, in form and substance satisfactory to the Administrative Agent and the Lenders, a copy of resolutions passed by the board of directors (or related committee thereof) of the Borrower, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Person, authorizing the execution, delivery and performance of the Amendment Documents.

(4) The Administrative Agent shall have received a favorable opinion of counsel to the Borrower, addressed to the Agent and each Lender, with respect to this Amendment, in form and substance satisfactory to the Agent.

(5) The Administrative Agent shall have received documentation in form and substance reasonably satisfactory to it evidencing the increase of the Aggregate Commitments to $2,000,000,000, including Commitment Increase Agreements from any existing Lenders increasing their Commitments, and New Lender Agreements from any Eligible Assignees acceding to the Credit Agreement.

(6) The Administrative Agent shall have received all other documents it may reasonably request relating to any matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(7) The representations and warranties in Section 3 of this Amendment shall be true and correct on and as of the Effective Date with the same effect as if made on and as of the Effective Date.

(b) For purposes of determining compliance with the conditions specified in Section 4(a), each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

(c) From and after the Effective Date, the Credit Agreement is amended as set forth herein, and all outstanding Notes under the Credit Agreement shall be superseded and replaced by the Notes delivered under this Amendment. All such previously outstanding Notes will be deemed cancelled upon the occurrence of the Effective Date. Except as expressly amended pursuant hereto, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

(d) The Administrative Agent will notify the Borrower and the Lenders of the occurrence of the Effective Date.

5.  Fees.  The Borrower shall pay to the Administrative Agent for the account of each of the Lenders or Eligible Assignees participating in the increase in the Aggregate Commitments the fees set forth in (i) that certain letter agreement dated as of July 20, 2007, by and among the Borrower, BAS and the Administrative Agent (the “BAS Amendment Fee Letter”) and (ii) that certain letter agreement dated as of July 24, 2007, by and between the Borrower and Wells Fargo Bank, N.A. (the “Wells Fargo Amendment Fee Letter”). Such fees shall be due and payable by the Borrower on the date set forth in such letter agreement.

6.  Certain Transitional Matters.

(a) The increases in the Aggregate Commitments to $2,000,000,000 under Section 2.13 of the Credit Agreement shall be deemed effective as of the Effective Date.

(b) On the Effective Date, the Lenders party to the Credit Agreement, as amended and restated hereby, shall be the Lenders listed on the signature pages hereof and any Eligible Assignees acceding to the Credit Agreement and shall have the respective Commitments in the amounts set forth in Schedule 2.01 attached hereto. Without limiting the generality of the foregoing, on the Effective Date, any Lenders party to the Credit Agreement not listed on the signature pages hereof shall cease to be parties to the Credit Agreement, and each Eligible Assignee party to a New Lender Agreement not previously party to the Credit Agreement shall be and become a party to the Credit Agreement as provided in its New Lender Agreement with a Commitment in the amount set forth therein.

(c) If any Loans shall be outstanding on the Effective Date, the Borrower shall be deemed to have submitted a notice of Borrowing to any Eligible Assignees acceding to the Credit Agreement in the appropriate aggregate amount to ensure that such Loans are outstanding to the existing Lenders and acceding Lenders as of the Effective Date in accordance with their Applicable Percentages as reflected in Schedule 2.01 attached hereto.

(d) On the Effective Date, the amount of Loans (if any) then outstanding and held by each existing Lender shall be adjusted to reflect the changes in such Lenders’ Applicable Percentages of the Loans, subject to Section 3.05 of the Credit Agreement. Each such Lender having any Loans then outstanding and whose Applicable Percentage in respect of Loans has been decreased on the Effective Date as a result of the increase in the Aggregate Commitments occurring under Section 2.13 of the Credit Agreement on the Effective Date shall be deemed to have assigned on the Effective Date, without recourse, to each Lender increasing its Commitment and Eligible Assignees acceding to the Credit Agreement on the Effective Date such portion of such Loans as shall be necessary to effectuate such adjustment. Each such increasing Lender or acceding Lender on the Effective Date shall (i) be deemed to have assumed such portion of such Loans and (ii) fund on the Effective Date such assumed amounts to the Administrative Agent for the account of the assigning Lender in the amount notified to such increasing Lender by the Administrative Agent.

(e) On the Effective Date any Eligible Assignees acceding to the Credit Agreement as a result of the increases in the Aggregate Commitments to $2,000,000,000 under Section 2.13 of the Credit Agreement shall fund to the Borrower their respective Loans, if any, as requested by the Borrower from them prior to the Effective Date.

7.  Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

(c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Amendment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Delivery of an executed counterpart of a signature page of this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

(e) This Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

(f) If any provision of this Amendment or the other Amendment Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Amendment Documents and Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) The Borrower agrees to pay or reimburse all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Amendment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

(h) This Amendment, the BAS Amendment Fee Letter, the Wells Fargo Amendment Fee Letter and the Notes, and any new lender agreements or commitment increase agreements executed pursuant to this Amendment shall constitute Loan Documents.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EBAY INC.

By:	/s/ Jennifer Ceran
Name: Jennifer Ceran

Title:	Vice President, Treasury & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dora A. Brown
Name: Dora A. Brown

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald J. Drobny
Name: Ronald J. Drobny

Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ William P. Rindfuss
Name: William P. Rindfuss

Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Matt Jurgens
Name: Matt Jurgens

Title: Vice President

WILLIAM STREET COMMITMENT
CORPORATION (Recourse only to assets of
William Street Corporation), as a Lender

By:	/s/ Mark Walton
Name: Mark Walton

Title:	Assistant Vice President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Elizabeth Hendricks
Name: Elizabeth Hendricks

Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Scott Regan
Name: Scott Regan

Title:	Vice President

CITIBANK N.A., as a Lender

By:	/s/ Brian Reed
Name: Brian Reed

Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Jay Chall
Name: Jay Chall

Title:	Director

By:	/s/ Alain Schmid
Name: Alain Schmid

Title:	Assistant Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Oliver Schwarz
Name: Oliver Schwarz

Title:	Director

By:	/s/ Stefan Freckmann
Name: Stefan Freckmann

Title:	Vice President

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ Brian McNany
Name: Brian McNany

Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Vincent Fitzgerald
Name: Vincent Fitzgerald

Title:	Managing Director

ANNEX I

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:          ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 7, 2006, as amended (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among eBay Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the           of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. To the best knowledge of the undersigned:

[select one:]

[during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

 — or —

[during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3. Except as described on an attachment hereto, the representations and warranties of the Borrower contained in Article V of the Agreement (other than the representation and warranty contained in Section 5.05(c)) and any representations and warranties of the Borrower that are contained in any other Loan Document that are qualified by materiality are true and correct on and as of the date hereof, and that are not qualified by materiality are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

Form of Compliance Certificate

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of          ,      .

EBAY INC.

By:
Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended          (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.06 — Consolidated Leverage Ratio.
A.	Consolidated Funded Indebtedness at Statement Date:	$
B.	Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date (“Subject Period”):
1.	Consolidated Net Income for Subject Period:	$
2.	Interest expense for Subject Period:	$
3.	Depreciation and amortization expense (including amortization of intangible amortization for Acquisitions for Subject Period:	$
4.	Income tax expense for Subject Period:	$
5.	Non-cash charges or expenses related to equity plans or stock option awards for Subject Period:	$
6.	Payroll taxes on exercise of stock options for Subject Period:	$
7.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6):	$
C.	Consolidated Leverage Ratio as of Statement Date (Line I.A. ÷ Line I.B.7):

D.	Maximum permitted:		3.00 to 1.00

E.	Covenant Compliance?		YES / NO

Form of Compliance Certificate

For the Quarter/Year ended          (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
	Quarter	Quarter	Quarter	Quarter	Months
Consolidated EBITDA	Ended	Ended	Ended	Ended	Ended

Consolidated Net Income
+ interest expense
+ depreciation and amortization expense
+ income tax expense
+ non-cash charges or expenses relating to equity plans or stock option awards
+ payroll taxes on exercise of stock options
= Consolidated EBITDA

C-4